CUSIP NO. 37245X203

EXHIBIT 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned each agree that the Schedule 13D to which this exhibit is attached is filed on behalf of each of them.

Dated: August 9, 2005
QUESTOR PARTNERS FUND II, L.P. a Delaware limited partnership

	By:	Questor General Partner II, L.P. its General Partner

	By:	Questor Principals II, Inc. its General Partner

	By:	/s/ Robert D. Denious
	Title:	Managing Director

QUESTOR SIDE-BY-SIDE PARTNERS II, L.P. a Delaware limited partnership

	By:	Questor Principals II, Inc. Its General Partner

	By:	/s/ Robert D. Denious
	Title:	Managing Director

QUESTOR SIDE-BY-SIDE PARTNERS II 3(C)(1), L.P. a Delaware limited partnership

	By:	Questor Principals II, Inc. Its General Partner

	By:	/s/ Robert D. Denious
	Title:	Managing Director

END OF FILING